Exhibit 5.8

28406/101/SD

June 30, 2009

Teck Resources Limited

550 Burrard Street

Suite 330

Vancouver

British Columbia V6C 0B3

Canada

Dear Sirs,

Re:	Relincho Bahamas Limited

1. INTRODUCTION

We act as special legal counsel in The Bahamas for Relincho Bahamas Limited (company registration number 136760B) (the “Bahamas Guarantor”), having its registered office at Mareva House, 4 George Street, Nassau, Bahamas, in connection with the filing of the Registration Statement on Form F-4 (the “Registration Statement”) of Teck Resources Limited (the “Company”), The Bahamas Guarantor and the other co-registrants named therein and the registration of the Exchange Securities and the consummation of the Exchange Offer (“Exchange Securities” and “Exchange Offer” as defined in the Registration Rights Agreement (the “Registration Rights Agreement”) dated May 8, 2009 by and among the Company, the Bahamas Guarantor, certain other subsidiaries of the Company named therein and the Initial Purchasers (named therein).

Capitalized terms used but not otherwise defined in this letter have the respective meanings given to those terms in the Registration Rights Agreement.

2. BASIS OF OPINION

2.1 For the purpose of rendering this opinion, we have examined copies of the following documents:

(a) the Purchase Agreement;

(b) the Guarantee dated May 8, 2009 issued by the Bahamas Guarantor pursuant to the terms of the Indenture;

(c) the Indenture, as supplemented as of June 25, 2009;

(d) the Registration Rights Agreement;

(e) the Registration Statement; and

(f) the Exchange Securities.

The documents listed in this paragraph are hereinafter referred to as the “transaction documents.”

2.2 We have also examined the following corporate documents:

(a) certificate of incorporation dated April 11, 2005 of the Bahamas Guarantor under the Bahamas International Business Companies Act, 2000;

(b) Memorandum and Articles of Association of the Bahamas Guarantor, dated April 11, 2005;

(c) register of directors of the Bahamas Guarantor;

(d) written resolutions of the directors of the Bahamas Guarantor passed on May 5, 2009;

(e) register of shareholders of the Bahamas Guarantor;

(f) written resolutions of the shareholders of the Bahamas Guarantor passed on May 5, 2009.

The documents listed in this paragraph are hereinafter referred to as the “corporate documents.”

2.3 We conducted searches (the “Searches”) on the Bahamas Guarantor on June 30, 2009 at the Companies Registry and the Supreme Court Registry in The Bahamas.

2.4 We have made no searches, inspections or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting, the Bahamas Guarantor any other person, or any corporate records of the aforesaid, save for those searches, inspections, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

2.5 We have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statement of opinion contained or represented by the Bahamas Guarantor in the transaction documents nor have we attempted to determine whether any material facts have been omitted therefrom.

2.6	This opinion only relates to the laws of general application of The Bahamas as at the date hereof and as currently applied by Bahamian courts, and is given on the basis that it will be governed by and construed in accordance with Bahamian law. We have made no investigation of, and do not express or imply any views on, the laws of any country other than The Bahamas. In particular, we have made no investigation of the laws of the State of New York, and do not express or imply any views on such laws. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect our opinion as stated herein.

3. ASSUMPTIONS

For the purposes of giving this opinion, we have assumed:

3.1 the genuineness of all signatures and seals, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified, conformed or photostatic copies or received by us by electronic transmission or as reproduction copies, and the completeness and accuracy, as of the date of this opinion letter, of the information contained in such documents, certificates and records;

3.2 that each of the parties (other than the Bahamas Guarantor) to the transaction documents is a duly organised and validly existing legal entity in good standing under the laws of the jurisdiction in which it is incorporated or established;

3.3	that the transaction documents are:

(a) within the capacity and powers of, have been validly authorized, executed and delivered by and are valid, legal, binding and enforceable obligations of the parties thereto (other than the Bahamas Guarantor); and

(b) are not subject to avoidance by any person (other than the Bahamas Guarantor);

under all applicable laws and in all applicable jurisdictions, other than in the case of the Bahamas Guarantor, the laws of The Bahamas and the jurisdiction of The Bahamas;

3.4 that the corporate documents have not been amended or rescinded;

3.5 that the Bahamas Guarantor was and will be fully solvent at the time of execution of the transaction documents and for 3 months thereafter; and will not, as a consequence of doing any act or thing which the transaction documents contemplate, permit or require the Bahamas Guarantor to do, be insolvent;

3.6 that all of the business activities of the Bahamas Guarantor are exclusively outside of The Bahamas and the Bahamas Guarantor neither owns any real property in The Bahamas nor holds a lease of real property in The Bahamas for a term in excess of 7 years. Our searches at the Registry of Records (the only repository of records for documents relating to transactions involving real estate in The Bahamas) did not disclose any conveyances or leases in favour of the Guarantor;

3.7 that the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered, and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time they were made, or which ought to have been delivered for registration at that time but had not been so delivered, and that no additional matters would have been disclosed by searches being carried out since that time;

3.8 that no circumstances exist which would justify the setting aside of the transaction documents by reason of fraud, misrepresentation, mistake or undue influence;

3.9 the validity and enforceability of the transaction documents under the laws of the State of New York;

3.10 that under the laws of the State of New York, the choice of the laws of the State of New York as the governing law of the transaction documents is a valid and binding selection which will be upheld, recognised and given effect to by the courts of any relevant jurisdiction (other than the courts of The Bahamas);

3.11 that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorizations and consents of any public authority of any jurisdiction), other than that of The Bahamas, in respect of the lawful execution or performance of the transaction documents and in order to ensure that they are binding upon and enforceable against the parties thereto have been done, fulfilled, undertaken or obtained.

The making of each of the above assumptions indicates that we have assumed that the subject of each assumption is true, correct and complete. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify an assumption. No assumption specified above is limited by reference to any other assumption.

4. OPINION

Based on and, subject to the foregoing and to the qualification in this opinion letter and to any matter not disclosed to us, we are of the following opinion:

4.1 the Bahamas Guarantor is a company duly incorporated, validly existing and in good standing under the laws of The Bahamas;

4.2 the Bahamas Guarantor has the power and authority to execute, deliver and perform the terms and conditions of the transaction documents;

4.3 each of the transaction documents have been duly authorized, executed and delivered by the Bahamas Guarantor;

4.4 the execution and delivery of the transaction documents and the performance of by the Bahamas Guarantor of its obligations thereunder have been authorized by all necessary action and do not violate its Memorandum and Articles of Association or the laws of The Bahamas; and

4.5 no consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority is required for the execution, delivery and performance by the Bahamas Guarantor of the transaction documents, or for compliance by the Bahamas Guarantor with the terms of the transaction documents, or for the consummation of the transactions contemplated by the transaction documents.

5. QUALIFICATIONS

This opinion is, however, subject to the following qualifications:

(a) the obligations of the Bahamas Guarantor under the transaction documents will not necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i) enforcement of obligations of the Bahamas Guarantor may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of the bankruptcy, insolvency, liquidation, reorganisation or other similar proceedings with respect to such party;

(ii) equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the transaction documents;

(iii) claims may become barred under the Bahamian Limitation Act, 1995 (as amended from time to time) or under other statutes or may be or become subject to defences of set-off or counterclaim;

(iv) where obligations are to be performed in a jurisdiction outside The Bahamas, they may not be enforceable in The Bahamas to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(v) enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or the provisions of Bahamian law applicable to contracts held to have been frustrated by events happening after their execution;

(b) the courts of The Bahamas may apply any rule of Bahamian law which is mandatory irrespective of the governing law and may refuse to apply a rule of such governing law of the transaction documents, if it is manifestly incompatible with the public policy of The Bahamas. As at the date hereof and subject to the other statements made in herein, we are not aware of any circumstances concerning the matters contemplated in the transaction documents that would give rise to any court of The Bahamas holding that any such matters violate Bahamian public policy;

(c) in the event of any proceedings being brought in Bahamian courts in respect of a monetary obligation expressed to be payable in a currency other than Bahamian currency, a Bahamian court would have power to give a judgment expressed as an order to pay a currency other than Bahamian currency. However, it may decline to do so in its discretion and a Bahamian court might not enforce the benefit of any currency or conversion clause and, with respect to bankruptcy, liquidation, insolvency, reorganisation or similar proceedings, Bahamian law may require that all classes of debts of a Bahamian company are converted into Bahamian currency at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up;

(d) if any provision of any document is held to be illegal, invalid or unenforceable, the severance of such provision from the remaining provisions of such document will be subject to the exercise of the discretion of a Bahamian court;

(e) we are not to be imputed with any knowledge of the affairs of The Bahamas Guarantor, which cannot be gleaned from the documents provided to us or from the Searches.

6. BENEFIT OF OPINION

This opinion is delivered in connection with the transaction documents and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. It is only for the use of the addressee of this opinion and Paul, Weiss, Rifkind, Wharton & Garrison LLP who may rely on our opinion for the purposes of its opinion in connection with the transaction documents. We agree that our opinion may be filed as an exhibit to the Registration Statement and we agree to the reference to our firm’s name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. Other than as hereinbefore mentioned, our opinion may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any other public document, or filed with any government agency or other person, nor may its existence or contents be disclosed to any other person without, in any such case, our written consent.

We disclaim any undertaking to update this opinion or otherwise advise you as to any changes of law or fact, which may hereafter be brought to our attention.

Yours faithfully

/s/ HIGGS & JOHNSON
HIGGS & JOHNSON